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                                                                    Exhibit 99.2


                                                              SUPERIOR GALLERIES

                             MODERATOR: GEORGE NEIL
                                 APRIL 26, 2005
                                   12:00 PM CT


Operator:         Good afternoon.  My name is Felicia and I'll be your
                  conference facilitator.

                  At this time I would like to welcome everyone to the Superior Galleries third quarter financial results conference call.

                  All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star and the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

                  I would now like to turn the call over to Mr. George Neil with CCG Investor Relations.

                  Thank you.  Sir you may begin.

George Neil:      Thank you Felicia.

                  Good morning or good afternoon to everyone, depending on where you are in the country. Welcome to Superior Galleries' conference call on its financial results for fiscal 2005 third quarter and the nine months ended March 31, 2005.

                  As the operator said I'm George Neil with CCG, the company's investor relations counsel. In a moment you will hear and have a chance to ask questions of the company's CEO, Silvano DiGenova, and its Executive Vice President and Chief Financial Officer, Paul Biberkraut, but before we begin I'd like to read the following statement in connection with this conference call.

                  The company wishes to take advantage of the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking statements under the act. Such forward-looking statements could include general or specific comments by company officials about future performance as well as certain responses to questions posed to the company's officials about future operating matters.


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                  The company wishes to caution participants in this call that numerous factors could cause actual results to differ materially from any forward-looking statements made by the company. These factors include the risk factors set forth in the company's SEC filings. Any forward-looking statements made in this call speak only as of the date of this call and the company undertakes no obligation to revise or update any forward-looking statements whether as a result of new information, future results or otherwise.

                  So with that said it's my pleasure to introduce the CEO of Superior Galleries, Silvano DiGenova.

Silvano DiGenova: Thanks for joining us today. I'm Silvano DiGenova, CEO of
                  Superior Galleries.

                  Today we're very pleased to announce our fifth consecutive quarter of record revenues as reported in our press release we put out earlier today. Following our review of our finances I will update you on the the progress we have made in the third quarter on our previously announced growth initiatives. There are several areas in which we made significant headway, including our retail sales channel, our e-commerce sales channel and financing.

                  On March 31, the final day of the third quarter, we were pleased to announce that our largest shareholder, Stanford Financial Group, made an additional $2-1/2 million equity investment in Superior Galleries and extended our line of credit from $7-1/2 million to $10 million. One of the most important features of this new equity investment is that it is the equivalent of $6.00 a common share investment with no dilution. This price is in excess of our current trading range of our common stock and we're very pleased. I believe that this investment clearly demonstrates Stanford's continued and long-term support for the company.

                  But before I talk about these milestones and our future plans I'll introduce our Executive VP and CFO Paul Biberkraut, who will update you on the financial results we have made public this morning. Paul...

Paul Biberkraut:  Good morning everyone. I'll present the results of operations for the third quarter and nine month of our 2005 fiscal year and follow on with key balance sheet components as of March 31, 2005.

                  As Sil mentioned, this morning we announced our fifth consecutive quarter of record revenues. In the fiscal 2005 third quarter ended March 31, 2005 Superior Galleries reported record revenue of $11.7 million, an increase of $2.2 million or 23% from $9.5 million for the three months ended March 31, 2004. Our revenue increase is primarily due to our continued investment in infrastructure, the financing that allows us to carry higher levels of inventory and continued rare coin market strength. The infrastructure investments we were


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                  referring to include the addition of numismatic sales reps in
                  New York and Chicago, the addition of our Vice President Numismatics, who started in March 2004, and the related marketing activities such as [an] increased level of trade-show participation.

                  Our net loss for the three months ended March 31, 2005 was $203,000 or 4 cents per share as compared to a net income or $740,000 or 16 cents per share basic, 9 cents per share diluted, for the three months ended March 31, 2004. The principal reason that record revenues did not translate into improvements at the bottom line is that we have been investing in the growth initiatives that Sil will outline a little later, including additional staff and infrastructure.

                  Other elements of the net loss include a decline in auction commission revenue due to new competitors that have undercut us on commission rates. There was also legal and audit cost due to Registration Statement filings and investor relations expenditures, all of which did not occur last year. In addition, our expense increases included significant non-cash components related to our investor relations expenditures and the cost of expensing non-employee stock options.

                  Our cost of sales for the three months ended March 31, 2005 increased in dollar terms by $2.5 million to $9.7 million or 83% of total revenue. This compares to a cost of sales of $7.2 million or 75% of total revenue for the prior-year third quarter. The difference strongly reflects a year over year decline in commission income.

                  Gross profit for the three months ended March 31, 2005 decreased $342,000 to $2 million or 17% of revenue. This compares to a gross profit of $2.3 million for the prior year, which was 25% of total revenue. This again reflects the reduction in commission revenue comparing the third quarters year over year, since profits from commission drop entirely into gross profit.

                  Selling, general and administrative expenses for the three months ended March 31, 2005 increased in dollar terms to $2.1 million from $1.6 million a year ago, but decreased year over year as a percentage of revenue. That is, SG&A represented 17% of total revenue for the three months ended March 31, 2004 as compared to 18% in the prior year's quarter. The dollar increase in these expenses was primarily due to the hiring of new employees to enhance our operational infrastructure and to support our growth plan.

                  Other increases in infrastructure and operational expenses included software enhancements and expanding marketing efforts, but at the same time we are pleased to see that investments in staffing stayed proportional with revenue growth. Additionally we incurred higher commission and travel cost that resulted from higher wholesale and retail sales. Finally, as indicated earlier, we incurred higher cost for legal, audit and investor relations expenditures.


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                  Next I'll summarize the comparisons for the nine-month period ending March 31, 2005 versus the same period ended March 31, 2004.

                  For the nine months of fiscal 2005 versus fiscal 2004 revenues grew $8.8 million or 43% year over year to $29.3 million. We recorded a net loss of $208,000 or 5 cents per share for the nine month period of 2005 as compared to net income of $195,000 or 3 cents per share basic, 1 cent diluted in the prior year period primarily due to the decline in our auction commission revenue and additional infrastructure cost we incurred in support of our strategy for future growth. We also incurred interest expenses due to higher levels of inventory comparing year over year.

                  Nine month cost of sales increased $7.7 million to $23.7 million or 81% of total revenue in the nine months ended March 31, 2005. This was a 48% increase from $16 million or 78% of total revenue for the nine months ended March 31, 2004. This was primarily due to an increase in rare coin sales. Our cost of sales as a percentage of sales increased over the comparable period in 2004 due to a decrease in commission income. As noted earlier, commission income incurs minimal cost of sale.

                  Gross profit for the nine months ended March 31, 2005 increased $1.1 million or 25% to $5.7 million or 19% of total revenue. This compares to gross profit of $4.5 million or 22% of total revenue from the prior year and nine-month period. Gross profit as a percentage of income varies with the percentage of commission sales, as previously noted.

                  Selling, general and administrative expenses for the nine months ended March 31, 2005 increased $1.3 million or 30% to $5.6 million from $4.3 million for the comparable prior year period. These expenses represent 19% of total revenues for the nine months ended March 31, 2005 as compared to 21% of total revenue for the nine months ended March 31, 2004. The increase in these expenditures were due to the hiring of new employees and other operational cost to enhance our operational infrastructure.

                  Additional employee compensation costs of $540,000 included commissions resulting from higher sales. Other selling, general and administrative items included $187,000 in investor and public relation expenses, which included non-cash expenses of $93,000, $124,000 in legal and audit costs primarily for our Registration Statement, travel and entertainment cost that increased $124,000 due to our participation in a larger number of trade shows, and an auction operation cost including marketing expenditures, which increased by $221,000.


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                  Other expenses which are primarily made up of net interest expenses increased $242,000 over last year as a result of several factors including increases in interest rates, our use of our line of credit to expand our levels of inventory and lower interest rates charged to customers in response to competition.

                  I will now summarize our Statement of Cash Flow for the nine months ended March 31, 2005.

                  Cash increased $197,000 for the nine months ended March 31, 2005 to $644,000 from $447,000 at the fiscal year end June 30, 2004. Cash used in our operating activity totaled $887,000 primarily resulting from our net loss of $208,000, increases in inventory of $3.2 million and decreases in accounts payable of $567,000 that were partially offset by repayments of auction and customer advances of $2.9 million.

                  On the last date of the quarter we received an additional equity investment of $2.5 million from our principal shareholder, Stanford Financial Group, as a result of which we ended the period with positive shareholder's equity. With our quarterly and nine month financial results outlined, I will now turn the call back to our Chairman and CO Silvano DiGenova. Sil:...

Silvano DiGenova: Thanks Paul.

                  With Paul's presentation as a background I'd like to update you on the strategic direction of Superior Galleries.

                  In our [second]-quarter conference call earlier this year, we outlined several initiatives that we believe will enable us to continue to grow and sustain profitability. These included significant upgrades to our Web site, especially the streamlining of our e-commerce capabilities. I'm pleased to report that our upgraded Web site has gone live. Although this Web site is vastly improved, we are still in the process of making further significant upgrades to the Web site capabilities. I believe that with the completion of these enhancements that our Web site will have the most robust functionality in the industry.

                  Since the first phase of enhancements occurred very late in the quarter it did not have a substantial upside impact on our third quarter or nine months results that Paul outlined but - however it did involve considerable one-time cost and valuable managerial time. We hope to see this and future upgrades contribute measurably to our revenues and operating efficiency going forward. We are hearing from customers that our Web site is truly functioning as an integrated e-commerce portal.


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                  In our prior conference call I also mentioned key partnerships to grow our online sales channel. This was another big milestone in the quarter. We have active ongoing sales partnerships with eBay, Amazon.com and Overstock.com, three of the best recognized and highest volume e-commerce portals in the world. Now rare coins from our inventory are being sold both in their regular listing format and through the auction platforms. For some time all of our live auctions have been available to customers on both our Web site and eBay, which reports to us that coins have the highest sell-through rate of any type of item on their online auctions.

                  We are very pleased to now expand the sales channels to include the marquee [sites] of Amazon and Overstock as well, both of which we started just recently. Amazon is still in a beta mode; however, both are yielding sales already.

                  We continue to plan our expansion of auction operations that will include a new monthly Internet auction that will be held jointly with eBay. In addition, we are planning weekly auctions in the traditional eBay.com format as our recent Web site enhancements include the functionality to run these auctions. These activities will complement our seven major live auctions each year. We're anticipating ramping up towards weekly Internet only auctions by May, '05. We would hold Internet-only auctions every week except during the weeks where we hold a live auction, so not to compete with our live auctions simultaneously broadcast on the Internet.

                  At our last auction we offered a live feed of the event on the Internet. This new technology is available to our company exclusively for the coin industry. This adds further entertainment value to the auction and we believe an additional stream of viewers.

                  We are also considering adding an additional live auction event in the fiscal quarter ending December 2005, so that we have two live auctions each quarter.

                  And on the retail channels, we are testing sales of our collector and anniversary sets. Collector sets and anniversary sets include one of each major coin design available for each year from 1960 to 2005 as well as many other interesting, obsolete and desirable coins presented in a framed format. We will market them through our sales channels and see a great future for them especially through catalog retailers and online. Since they are affordably priced, you can peg the set you buy to, say, the birth year of a friend or relative. They make very attractive gifts. Strategically we feel that the collectors and anniversary sets have a strong potential to generate new sales leads from the entry level customer.


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                  The U.S. Mint figures show that 130 million Americans have collected the new state quarters, not to mention that they've sold over $100 million in coins on their Web site. Doubtless many of these people are new to coin collecting, and we had them in mind in creating the collector and anniversary sets. We believe that collectors and anniversary sets will enhance the seasonal sales during the traditionally lighter volume fiscal quarters. We are completing the testing phase of this initiative and plan to launch it in upcoming quarters.

                  In response to the difficulties we encountered this year in our live auction business, we recently recruited a top player in the auction industry, Paul Song, to serve as our Vice President of Auctions. Paul brings over 15 years of extensive experience at the managerial level to this key position and has many great contacts in the industry.

                  He has been in charge of both live auctions and Internet auctions for Sotheby's New York and London's Rare Coin Department, as well as Sotheby's/Amazon.com. He was the youngest individual in Sotheby's history to be appointed a vice presidency. He has also recently been the senior executive for Teletrade, a unit of Greg Manning Auctions, a NASDAQ company. He has been involved in all aspects of auctions including sales, marketing and operations. Adding him to our operations team headed by COO, Michael Wolfe, creates what we believe is a powerful combination of experience, energy and vision.

                  We also opened a branch in Chicago during the third quarter. Our Chicago office is headed by a 30-year veteran in the rare coin industry; thus we have expanded not only our online capabilities but also our brick and mortar presence.

                  Another highlight for the quarter is the area of financing. The greater our access to capital the greater our potential for growth. Our biggest shareholder and financier is Stanford Financial Group, which now owns 51% of the company and has an estimated 30 billion under management. On March 31, as I mentioned at the top of the call, we were pleased to announce that Stanford made an additional $2.5 million investment in Superior Galleries at the equivalent of $6.00 per common share, and expanded our line of credit to from $7-1/2 million to $10 million.

                  Stanford also continues to recommend rare coins to their client base. Coins are after all a proven inflation hedge and a shrewd investment in uncertain economic times. Many investors have long known that rare coins have numerous benefits that include liquidity, investment potential and favorable tax treatment, for example in a case of like for like exchange, and they are also easily transportable and have no reporting requirements. For all these reasons Stanford is fond of this type of tangible asset.


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                  Additionally we are also continuing to explore the idea of entering the television arena through a rare coin shopping show. By our estimates ShopAtHome is selling in excess of $100 million in coins per year. ShopAtHome is a division of Scribbs Network, one of the leading developers of lifestyle oriented content for television and Internet. We are currently evaluating whether to partner with existing networks for this idea or to launch our own show. Either way, we would have the most experience of any firm selling rare coins on television.

                  So while we're reporting a quarterly loss, we are confident that our substantial growth and initiatives and expanding retail and e-commerce, along with our enhanced access to capital, will give us many potential areas of continued growth in upcoming quarters.

                  At this point I'd like to take any questions. Any one out there like to propose any questions?

Operator:         At this time I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                  Your first question comes from the line of Rommel Dionisio with Wedbush Morgan.

Rommel Dionisio:  Good morning.

                  Sil, I wonder if you could break out the breakdown between retail and the wholesale trading in the quarter and what the growth rates were for both businesses?

Paul Biberkraut:  Yes I can provide that information.  One moment please.

Rommel Dionisio:  Thanks Paul.

Paul Biberkraut:  And also just so you know that that information is of course included in our [10]-Q, but give me one moment and I'll get the information.

                  For the three months ended March 31, 2004, wholesale sales represented 62% of our overall revenue which was $7,157,000. That increase over the comparable quarter was 63%. Rare coin sales on a retail basis for the quarter ending March 31 were $3,776,000 or 32% of our total revenue and that was an increase of 64% over last year.

                  I made one error. The actual increase in wholesale sales was 20% over the previous year. And again to repeat the increase in retail sales was 64% over the previous year.


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Rommel Dionisio:  Okay great and just one quick follow-up. You mentioned, you know, you've increased in hiring and different areas and you mentioned the hiring of Paul Song but are - what are some of the other areas that you've brought new people in just on the general infrastructure?

Silvano DiGenova: Well we've certainly added people to the auction department, graphics department.

Paul Biberkraut:  Inventory control.

Silvano DiGenova: The inventory control. Basically it's, you know, most of the infrastructure - also we've added three trading people, one in the wholesale and retail department - well actually two in wholesale and retail and one in auctions and wholesale and retail so over the last year. Two of those people are very recent. The whole Chicago department, you know, which is one individual, wholesale, retail and auctions, and then in New York in the auctions and wholesale and retail.

Rommel Dionisio:  Okay.  Thanks very much everyone.

Operator:         Your next question comes from Matt Brideir with Cyndel &
                  Company.

Matt Brideir:     Hi guys.  How you doing?

Silvano DiGenova: Very good.

Matt Brideir:     I was just - had a question about opening more offices around the country. In a previous call you guys had alluded to several other cities. Are there still any plans with that going forward?

Silvano DiGenova: Yes. Right this minute we were exploring possibilities. We hired a rep in the New York area. Because of the, you know, expensive nature of New York City, we're moving slowly on that but we are contemplating actual physical office in New York City.

                  We're also looking at Miami. We actually did some exploration and looking at locations in Miami. That's highly likely that we would move in that arena.

                  What we're also doing right now and we didn't actually elaborate on this is we are seeking out acquisitions. And part of the strategy here on the acquisition side is to find a key person, you know, in a key city, which is what we did in Chicago. So, you know, part of our strategy for opening a city is to find the right person that's already strategically there with a book of business, so right now we're looking at people like that in Miami.


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                  We also have someone we're looking in the Boston area and one of the cities that we're interested in that we've not found a candidate yet that we may have to, you know, transplant somebody is Las Vegas. That's another key city that we are interested in in the near future.

Matt Brideir:     Okay.  Thank you.

Silvano DiGenova: You're welcome.

Operator:         Your next question comes from (Matt) Steinberg with American
                  Capital Ventures.

Michael Steinberg: Hi.  It's Michael Steinberg.

                  I'm just curious is this business cyclical at all?

Silvano DiGenova: Well there are some cycles. Typically speaking, the last calendar quarter, you know, is a little slower, particularly because in December in the rare coin market there are no major conventions. There are no major auctions.

Michael Steinberg: Uh-huh.

Silvano DiGenova: And this would certainly hamper a wholesale and to some degree retail sales not to mention that, you know, in the holiday month not a lot of people are interested in acquiring new investment or, you know, very expensive items.

Michael Steinberg: Right.

Silvano DiGenova: However, our plan is to launch these anniversary and collector sets in the November, December time period, which we think would make excellent holiday gifts.

Michael Steinberg: Correct.

Silvano DiGenova: So that is our plan to kind of change the cyclical nature. We know that a lot of other firms that specialize in this arena do very well as holiday gifts. We know the U.S. Mint sells a lot during that time period, Shop At Home...

Michael Steinberg: Right.


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Silvano DiGenova: ...television sells a lot during that time period, so we are directly attacking that issue.

Michael Steinberg: Okay, and without putting out guidance is it safe to say that you should come real close to $40 million for year?

Silvano DiGenova: Paul what is our total right now?

Paul Biberkraut:  Our total right now is just under $30 million - about $29 million.

Michael Steinberg: Okay.

Silvano DiGenova: Yes, I mean, the reality is that we've been doing, you know, we did - what was our total? Over $11 million this quarter?

Paul Biberkraut:  Eleven point six million.

Michael Steinberg: Right.

Silvano DiGenova: So we're at $11.6 million this quarter, you know...

Paul Biberkraut:  If you use extrapolation, based on using the extrapolation only and not giving guidance, you would probably get to that number.

Michael Steinberg: Right, okay. Congratulations on a great quarter by the way.

Paul Biberkraut:  Thank you.

Silvano DiGenova: Thank you.

Operator:         At this time there are no further questions.  Mr. Biberkraut are there any closing remarks?

Paul Biberkraut:  Sil, do you have any closing remarks?

Silvano DiGenova: I have just to say that we're pleased with the performance. We believe that we can do a lot better. Basically we decided to invest in the company and as a result the profit performance was not as great as we would like it to be. We intend to, as time moves on, you know, shift to profitability. We're obviously right on the borderline and if any one of these big initiatives that we're discussing work well we should be in the black.


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                  That's about it. Any other questions - otherwise we'll be
                  signing off.

Operator:         At this time sir there are no further questions.

Silvano DiGenova: Well- everyone, I thank you for joining us and we look forward to hearing from you at our next conference call.

Operator:         This concludes today's Superior Galleries third quarter
                  financial results conference call.


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